                                                                    Exhibit 3.1A

                           CERTIFICATE OF AMENDMENT OF

           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                             TURNSTONE SYSTEMS, INC.



     Turnstone Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Turnstone Systems, Inc. The corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 2, 1998.

     B. This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

     C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation amends the provisions of this corporation's Certificate of Incorporation as set forth herein.

     D. The first three sentences of Article Four of the Company's Second Amended and Restated Certificate of Incorporation shall read in their entirety as follows:

     "The Company is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the Company is authorized to issue is 55,177,000 shares, $.001 par value. The number of shares of Common Stock ("Common") which the Company is authorized to issue is 40,000,000 shares, and the number of shares of Preferred Stock ("Preferred") which the Company is authorized to issue is 15,177,000 shares, of which 12,100,000 shares shall be designated "Series A Preferred" and of which 3,077,000 shares shall be designated "Series B Preferred."



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Certificate of Amendment is deemed effective as of the date set forth above.


                                       /s/ RICHARD N. TINSLEY
                                       -----------------------------------------
                                       Richard N. Tinsley, President
                                       and Chief Executive Officer
                                       Turnstone Systems, Inc.




















[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO TURNSTONE SYSTEMS, INC.'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

                            CERTIFICATE OF AMENDMENT

           OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                           OF TURNSTONE SYSTEMS, INC.

         Turnstone Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Turnstone Systems, Inc. The corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 2, 1998.

         B. This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

         C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation amends the provisions of this corporation's Certificate of Incorporation as set forth herein.

         D. Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                   ARTICLE IV

            The Company is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the Company is authorized to issue is 50,577,000, $0.001 par value. The number of shares of Common Stock ("Common") which the Company is authorized to issue is 35,000,000 shares, and the number of shares of Preferred Stock ("Preferred") which the Company is authorized to issue is 15,577,000 shares, of which 12,100,000 shares shall be designated "Series A Preferred" and of which 3,477,000 shares shall be designated "Series B Preferred." The Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

            IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be signed by Richard N Tinsley, its President and Chief Executive Officer, effective as of April 26, 1999.


                                     TURNSTONE SYSTEMS, INC.


                                     By: /s/ Richard N. Tinsley
                                         -------------------------------------
                                         Richard N. Tinsley
                                         President and Chief Executive Officer


Attest:


/s/ M. D. Savoie
----------------------------------------
M. Denise Savoie
Vice President and Chief Financial Officer

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                           OF TURNSTONE SYSTEMS, INC.

         Turnstone Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Turnstone Systems, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 2, 1998.

         B. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

         C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE I.

         The name of the corporation is Turnstone Systems, Inc. (the "Company").

                                   ARTICLE II.

         The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


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

                                  ARTICLE III.

         The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV.

         The Company is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the Company is authorized to issue is 50,177,000 shares, $.001 par value. The number of shares of Common Stock ("Common") which the Company is authorized to issue is 35,000,000 shares, and the number of shares of Preferred Stock ("Preferred") which the Company is authorized to issue is 15,177,000 shares, of which 12,100,000 shares shall be designated "Series A Preferred" and of which 3,077,000 shares shall be designated "Series B Preferred." The Board of Directors is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

                                   ARTICLE V.

         The relative rights, preferences, privileges, and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         1. Dividends. The holders of the Preferred shall be entitled to receive, when and as declared by the Board of Directors, dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company, at the rates of $0.04 and $0.16 per share of Series A Preferred and Series B Preferred, respectively, per annum (each as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events). Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of the Preferred unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to each series of the Preferred has been paid or set apart for payment.

         2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company (a "Liquidation"), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

            (a) (i) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of


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

the Common Stock by reason of their ownership of such stock, the amounts of $0.50 and $1.95, respectively, for each share of Series A Preferred or Series B Preferred then held by them (each as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events) and, in addition, an amount equal to all declared but unpaid dividends on each of the Preferred, as the case may be. If the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Preferred in the same proportion as the relative aggregate amounts obtained by multiplying the number of shares of Series B Preferred then held by such holder by $1.95 per share and multiplying the number of shares of Series A Preferred then held by each such holder by $0.50 per share.

               (ii) After giving effect to the provisions of Section 2(a)(i), all of the assets of the Company shall be distributed to the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

         (b) For purposes of this Section 2, a merger or consolidation of the Company with or into any other corporation or corporations (but excluding any merger effected solely for the purpose of reincorporating in another state), or the merger of any other corporation or corporations into the Company, in which consolidation or merger the stockholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, a sale of all or substantially all of the assets of the Company, or the undertaking by the Company of a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, shall be treated as a Liquidation.

         (c) Any securities to be delivered pursuant to Section 2(b) above shall be valued as follows:

               (i) securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) if traded on a nationally recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (B) if actively traded over-the-counter or through an automated dealer quotation system, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of a majority-in-interest of the then-outstanding Preferred.

             (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(c)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least 66-2/3% of the then outstanding Preferred.

               (d) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502, 503, and 506 of the California Corporations Code shall not apply with respect to the repurchase by the Company of shares of Common Stock issued to or held by employees or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase.

         3. Redemption. The Company shall not have the right to call or redeem at any time all or any shares of Preferred.

         4. Conversion. The holders of the Preferred shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Subject to Section 4(b) below, each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.50 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the "Series A Conversion Rate"). The "Series A Conversion Price" shall initially be $0.50 per share of Common Stock. The Series A Conversion Price and the Series A Conversion Rate shall be subject to further adjustment as hereinafter provided.

         Subject to Section 4(b) below, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent of the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.95 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the "Series B Conversion Rate"). The "Series B Conversion Price" shall initially be $1.95 per share of Common Stock. The Series B Conversion Price and the Series B Conversion Rate shall be subject to further adjustment as hereinafter provided.

         The "Series A Conversion Price" and the "Series B Conversion Price" are hereinafter at times together referred to as the "Conversion Price." The "Series A Conversion Rate" and the "Series B Conversion Rate" are at times together referred to as the "Conversion Rate."

               (b) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at its then effective respective Conversion Rate upon either (i) the date of the closing (the "Public Offering Closing Date") of a firm commitment underwritten public offering (the "Public Offering") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with a public offering price of not less than $1.50 per share (as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events) and $10,000,000 in cash proceeds to the Company, net of underwriting discounts and commissions or (ii) the written consent of the holders of not less than 66"% of the then outstanding Preferred. In the event of the automatic conversion of the Preferred in connection with a Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall be deemed to have converted such Preferred immediately prior to the closing of such sale and issuance of securities.

               (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price of the applicable series. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the Public Offering Closing Date or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d)  Adjustments for Diluting Issues.

                    (i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

                         (A)  'Options' shall mean rights, options or warrants
to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities.

                         (B)  'Original Issue Date' shall mean the date on which
the first share of Series A Preferred or Series B Preferred was first issued, as the case may be.

                         (C)  'Convertible Securities' shall mean shares (other
than the Common Stock) convertible into or exchangeable for Common Stock.

                         (D)  'Additional Shares of Common Stock' shall mean all
shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                              (1) upon conversion of the shares of the Preferred
authorized herein or upon conversion of Convertible Securities, provided that such Convertible Securities shall be deemed to be Additional Shares of Common Stock;

                              (2) to officers, directors, and employees of, and
consultants to, the Company to be designated and approved by the Board of Directors;

                              (3) in connection with issuances of the Company's
capital stock as consideration in an acquisition or asset purchase approved by the Board of Directors;

                              (4) in connection with debt financing transactions
with commercial lenders or lease financing transactions;

                              (5) as a dividend or distribution on any series of
the Preferred, or any event for which adjustment is made pursuant to subparagraph (d)(iv) hereof; or

                              (6) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2), (3), (4), (5), or this clause
(6), or on shares of Common Stock so excluded.

               (ii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the respective Conversion Price (as the case may be) in effect on the date of and immediately prior to such issue, then in such event, the Series A Conversion Price or the Series B Conversion Price (as the case may be) shall be reduced, concurrently with such issue, to a price determined by multiplying such Series A Conversion Price or Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares excluded from the definition of Additional Shares of Common Stock by Section 4(d)(i)(D)(2) hereof) plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price or Series B Conversion Price (as the case may be); and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares excluded from the definition of Additional Shares of Common Stock by Section 4(d)(i)(D)(2) hereof) plus the number of such Additional Shares of Common Stock so issued;


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

 provided that, for the purposes of this Section
4(d)(ii), all shares of Common Stock issued or issuable upon conversion of the then outstanding Preferred shall be deemed to be outstanding.

               (iii)     Determination of Consideration. For purposes of this
Section 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (A)  Cash and Property: Such consideration shall:

                              (1) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Company without any deduction for commissions and excluding amounts paid or payable for accrued interest or accrued dividends;

                              (2) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                              (3) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                         (B)  Options and Convertible Securities. In the case of
issuance of options to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of Section 4(d):

                              (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be Additional Shares of Common issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph 4(d)(iii)(A)), if any, received by the Company upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common Stock covered thereby.

                              (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion or in exchange for such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to be Additional Shares of Common issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraph 4(d)(iii)(A)).


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

                              (3) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price and the Series B Conversion Price to the extent in any way affected by or computed using such options, rights, or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price and the Series B Conversion Price to the extent in any way affected by or computed using such options, rights, or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subparagraphs 4(d)(iii)(B)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 4(d)(iii)(B)(3) or (4).

                    (iv) Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, or the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, the Series A Conversion Rate and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Rate and the Series B Conversion Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

                    (v) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options or rights not referred to in subparagraph

4(d)(iii)(B), then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Preferred.

                    (vi)      Adjustments for Recapitalization,
Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Series A Preferred or the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), the Conversion Rate of each series of Preferred then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

               (e) No Impairment. Except as provided in Section 5, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred.

               (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate of any series of Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price and the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred.


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

               (g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (h) Notices of Record Date. In the event that the Company shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Preferred:

                              (A) in the case of the matters referred to in (i)
and (ii) above, at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

                              (B) in the case of the matters referred to in
(iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of the Company.

         5. Covenants. In addition to any other rights provided by law, so long as at least 500,000 shares (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations, and similar events) of the Preferred shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding voting power of the Preferred (such Preferred voting or acting by written consent as a single class, except as may otherwise be required by law):

               (a) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or Bylaws if such action would (i) increase or decrease the size of the Board of Directors; (ii) adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any series of the Preferred; (iii) increase or decrease the authorized number of any series of the Preferred; or (iv) create any series of stock having any preference over or parity with any of the outstanding series of Preferred.

               (b) authorize or issue any securities (including but not limited to any Options or Convertible Securities as defined in Section 4(d) hereof, but excluding any debt securities that do not contain any equity features) having any preference or priority as to rights or privileges superior to or on a parity with any such preference or priority of the series of the Preferred;

               (c) merge or consolidate with any other corporation or sell, lease, or convey all or substantially all of the assets of the Company or otherwise effect a recapitalization or reorganization of the Company;

               (d) pay or declare any dividend on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock or Preferred Stock, (i) except as expressly permitted herein and
(ii) except from employees or consultants of the Company upon termination of employment or association pursuant to the terms of restrictive stock purchase agreements providing for the repurchase of such shares at cost entered into with such employees or consultants.

         6.    Voting Rights.

               (a) Holders of the Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by Sections 5 and 6(b) hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company.

               (b) Election of Directors. So long as at least 50% of the originally issued shares of Preferred remain outstanding, the holders of the Preferred shall be entitled, voting as a separate class, to elect two (2) directors of the Company at each annual election of directors. The holders of shares of Common Stock shall be entitled to elect three directors of the Company at each annual election of directors. In the case of any vacancy in the office of a director elected by the holders of the Preferred, the remaining director solely elected by that class may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. In the case of any vacancy in the office of a director elected by the holders of the Common Stock, the holders of the then outstanding Common Stock (as the case may be) shall be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director whose respective place shall be vacant

               (c) General Election of Remaining Directors. Except as provided in Section 6(b) above, the holders of Common Stock and the Preferred shall be entitled to vote together in accordance with the requirements of Section 6(a) with respect to the election of any other director or directors to the Board of Directors.

                                   ARTICLE VI.

         The Company is to have perpetual existence.

                                  ARTICLE VII.

         Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

                                 ARTICLE VIII.

         The number of directors which constitute the whole Board of Directors of the Company shall be designated in the Bylaws of the Company.

                                  ARTICLE IX.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

                                   ARTICLE X.

         1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

         3. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Company's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this
Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

                                  ARTICLE XII.

         Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Company, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                 ARTICLE XIII.

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

                                  ARTICLE XIV.

         Stockholders shall be entitled to cumulative voting rights in the election of directors as set forth in this Article XIV and the Bylaws of the Company, but only until cumulative voting rights are not required under Section 2115 of the California Corporations Code. Subject to such limitation, at all elections of directors of the Company, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. At such time as cumulative voting rights are not required under Section

2115 of the California Corporations Code, this Article XIV shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.

                                  ARTICLE XV.

         The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by Richard N. Tinsley, its President and Chief Executive Officer, effective as of December 21, 1998.



                                   TURNSTONE SYSTEMS, INC.


                                   By:  /s/ Richard N. Tinsley
                                        --------------------------------------
                                        Richard N. Tinsley
                                        President and Chief Executive Officer



Attest:


/s/ M. D. Savoie
------------------------------------------
M. Denise Savoie
Vice President and Chief Financial Officer